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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                   FORM 8-K


                                CURRENT REPORT



                    Pursuant to Section 13 or Section 15(d)
                    of the Securities Exchange Act of 1934



                      Date of Report - December 21, 2001



                            MERCATOR SOFTWARE, INC.
                            -----------------------
            (Exact name of registrant as specified in its charter)

DELAWARE                            0-22667                     06-1132156
 (State of incorporation    (Commission File Number)          (IRS Employer
    or organization)                                       Identification No.)

45 Danbury Road, Wilton, CT                                       06897
--------------------------                                        -----
(Address of principal executive offices)                       (Zip Code)


Registrant's telephone number, including area code (203) 761-8600
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Item 5.    Other Events and Regulation FD Disclosure

     On December 11, 2001, Mercator Software, Inc. (Nasdaq: MCTR) completed a private sale to institutional investors of 2,228,412 shares of Common Stock and warrants to purchase 557,104 shares. The gross proceeds of this financing, aggregating $15,999,998.16, will be used by Mercator as working capital to support growth strategies. The shares of Common Stock were purchased at a price of $7.18 per share, and the warrants will entitle the holders for a period of seven years to purchase shares of Common Stock at a price of $8.98 per share, subject to certain anti-dilution adjustments including the issuance of additional equity below the initial purchase price. Warrants to purchase 55,172 shares of Common Stock will also be issued to the placement agent in connection with this financing.

     Mercator has agreed to file a registration statement with the Securities and Exchange Commission within 30 days after the closing for resale by the purchasers of the Common Stock issued in this financing and the shares of Common Stock issuable on exercise of warrants. Additionally, approximately 856,000 shares may also be registered for resale by other holders. Mercator will not receive the proceeds from any such sales. This report does not constitute an offer of any securities for sale.

Item 7.  Financial Statements and Exhibits.

  (a)  Not applicable

  (b)  Not applicable

  (c) Exhibits. In accordance with Item 601 of Regulation S-K, the following exhibits are furnished with this Report on Form 8-K.

          Exhibit 4.4 Securities Purchase Agreement dated as of December 11, 2001 by and among Mercator Software, Inc. and the Purchasers
          Exhibit 4.5 Mercator Software, Inc. Warrant dated as of December 11, 2001

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                                  SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              MERCATOR SOFTWARE, INC.
                                    (Registrant)


                              By:         /s/ Roy C. King
                                  -----------------------
                                    ROY C. KING
                                 Chairman, Chief Executive Officer and President

Dated:    December 21, 2001


                                 EXHIBIT INDEX

Exhibit 4.4 Securities Purchase Agreement dated as of December 11, 2001 by and among Mercator Software, Inc. and the Purchasers
Exhibit 4.5    Mercator Software, Inc. Warrant dated as of December 11, 2001

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